Exhibit 23.4

Gaffney, Cline & Associates, Inc. 14990 Yorktown Plaza Dr Houston, TX 77040
Tel: +1 713 850 9955

March 14, 2023

Board of Directors

Ecopetrol S.A.

Carrera 13 No. 36 - 24

Bogotá, D.C.

Colombia

Dear Sirs,

Consent of Gaffney, Cline & Associates

As independent reserves engineers for Ecopetrol S.A. (Ecopetrol), Gaffney, Cline & Associates (GaffneyCline) hereby confirms that it has granted and not withdrawn its consent to (i) the references to GaffneyCline and to the inclusion of information contained in our third-party letter report entitled “SEC Proved Reserves Statement for Thirty-Six Fields in which Ecopetrol has an Interest, Colombia, as of December 31, 2022”, dated January 31, 2023, prepared for Ecopetrol, and to the annexation of our report as an exhibit in Ecopetrol’s annual report on Form 20-F for the fiscal year ended December 31, 2022; and, (ii) incorporation by reference of this consent and our report into Ecopetrol S.A.’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on May 28, 2021 (the “Registration Statement”). We further consent to the references to GaffneyCline as set forth in the Registration Statement under the heading “Experts”.

Yours sincerely,

/s/ Eduardo Sanchez J.

Project Manager

Eduardo Sanchez J, Principal Advisor